UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO._______)*


                            DOV Pharmaceutical, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   259858-10-8
            --------------------------------------------------------
                                 (CUSIP Number)

                                  June 13, 2007
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

   / /       Rule 13d-1(b)
   /x/       Rule 13d-1(c)
   / /       Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 6 Pages

                                  SCHEDULE 13G

CUSIP NO. 259858-10-8                                        Page 2 of 6 Pages

-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Canadian Imperial Bank of Commerce
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

 (a) / /
 (b) / /

-------------------------------------------------------------------------------
 (3) SEC USE ONLY



-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

 Delaware

-------------------------------------------------------------------------------
       NUMBER OF           (5) SOLE VOTING POWER                      6,876,940
        SHARES
                           ----------------------------------------------------
     BENEFICIALLY          (6) SHARED VOTING POWER                            0

       OWNED BY
                           ----------------------------------------------------
        EACH               (7) SOLE DISPOSITIVE POWER                 6,876,940
      REPORTING
                           ----------------------------------------------------
       PERSON              (8) SHARED DISPOSITIVE POWER                       0
        WITH:
-------------------------------------------------------------------------------
(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON    6,876,940


-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /


-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   6.28%


-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

CO

-------------------------------------------------------------------------------

                                Page 2 of 6 Pages

Item 1(a).     Name of Issuer:

               DOV Pharmaceutical, Inc.

Item 1(b).     Address of Issuer's Principal Executive Offices:
               433 Hackensack Avenue
               Hackensack, NJ 07601

Item 2(a).     Name of Person Filing:

               Canadian Imperial Bank of Commerce

Item 2(b).     Address of Principal Office or, if none, Residence:

               199 Bay Street
               Toronto, Ontario M5L 1A2
               Canada

Item 2(c).     Citizenship or Place of Organization:

               Canada

Item 2(d).     Title of Class of Securities:

               Common Stock

Item 2(e).     CUSIP Number:

               259858-10-8

                                Page 3 of 6 Pages

Item 3. If This Statement Is Filed Pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), Check Whether the Person Filing Is a(n):

                (a)      [ ] Broker or dealer registered under Section 15 of the
                             Act (15 U.S.C. 78o);

                (b)      [ ] Bank as defined in Section 3(a)(6) of the Act (15
                             U.S.C. 78c);

                (c)      [ ] Insurance company as defined in Section 3(a)(19) of
                             the Act (15 U.S.C. 78c);

                (d)      [ ] Investment company registered under Section 8 of
                             the Investment Company Act of 1940 (15 U.S.C.
                             80a-8);

                (e)      [ ] Investment adviser in accordance with Section
                             240.13d-1(b)(1)(ii)(E);

                (f)      [ ] Employee benefit plan or endowment fund in
                             accordance with Section 240.13d-1(b)(1)(ii)(F);

                (g)      [ ] Parent holding company or control person in
                             accordance with Section 240.13d-1(b)(1)(ii)(G);

                (h)      [ ] Savings association as defined in Section 3(b) of
                             the Federal Deposit Insurance Act (12 U.S.C. 1813);

                (i)      [ ] Church plan that is excluded from the definition of
                             an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

                (j)      [ ] Group, in accordance with Section
                             240.13d-1(b)(1)(ii)(J).

Item 4.   Ownership. (as of June 13, 2007)

          (a) Amount beneficially owned: 6,876,940

          (b) Percent of class: 6.28%

          (c) Number of shares as to which the person has:

                  (i)   Sole power to vote or to direct the vote: 6,876,940

                  (ii)  Shared power to vote or to direct the vote: 0

                  (iii) Sole power to dispose or to direct the disposition of:
                        6,876,940

                  (iv)  Shared power to dispose or to direct the disposition of:
0

                                Page 4 of 6 Pages

Item 5.   Ownership of Five Percent or Less of a Class.

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.   Ownership of More Than Five Percent on Behalf of Another Person.

          Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

          Canadian Imperial Holdings Inc., a wholly owned subsidiary of the Reporting Person.

Item 8.   Identification and Classification of Members of the Group.

          Not Applicable.

Item 9.   Notice of Dissolution of Group.

          Not Applicable.



                                Page 5 of 6 Pages

                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: July 19, 2007


                                            CANADIAN IMPERIAL BANK OF COMMERCE



                                                 By: /s/Gregory Rodriguez
                                                    ---------------------------
                                                     Name:  Gregory Rodriguez
                                                     Title: Secretary


                                Page 6 of 6 Pages